Exhibit 5.1

Eric Blanchard

T: +1 617 937 2445

eeblanchard@cooley.com

September 11, 2025

Uber Technologies, Inc.
1725 3rd Street

San Francisco, California 94158

Ladies and Gentlemen:

We have acted as counsel to Uber Technologies, Inc., a Delaware corporation, (the “Company”) in connection with the sale by the Company of $1,000,000,000 aggregate principal amount of the Company’s 4.150% Senior Notes due 2031 (the “2031 Notes”) and $1,250,000,000 aggregate principal amount of the Company’s 4.800% Senior Notes due 2035 (the “2035 Notes” and, together with the 2031 Notes, the “Notes”) to be issued pursuant to that certain Underwriting Agreement, dated September 8, 2025 (the “Agreement”), by and among Goldman Sachs & Co. LLC, Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters, and the Company and a Registration Statement on Form S-3 (File No. 333-271617) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated September 8, 2025, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Notes are being issued pursuant to the Indenture, dated September 9, 2024 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated September 11, 2025, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined and relied upon (i) the representations and warranties as to factual matters and have assumed performance of the covenants contained in and made pursuant to the Agreement and the Indenture by the various parties thereto, (ii) the Registration Statement and the Prospectus, (iii) the Indenture and the Notes, (iv) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (v) such other records, documents, certificates, opinions, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Notes constituting binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed, without investigation: the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Indenture and the Notes); that all individuals executing and delivering documents in their individual capacities had the legal capacity to so execute and deliver; that the Indenture constitutes a valid and binding obligation, enforceable in accordance with its terms against all parties thereto (except that such assumption is not made with respect to the Company); and that there are no extrinsic agreements or understandings among the parties to the Indenture or the Notes that would modify or interpret the terms thereof or the rights or obligations of the parties thereunder.

Cooley LLP   500 Boylston Street  14th Floor   Boston, MA   02116
t: (617) 937 2445  f: (617) 937 2400  cooley.com

Uber Technologies, Inc.

September 11, 2025

Page Two

Our opinion is subject to the following additional qualifications and limitations:

(i)            Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)           Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law or public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)           We express no opinion as to any provision of the Notes or the Indenture that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Notes or the Indenture; (b) contains a waiver of any objection based on inappropriate venue or forum non conveniens in a federal court of the United States of America; (c) relates to a right of setoff; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies if such remedy would be unreasonable, constitute a penalty or be otherwise contrary to public policy; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) provides that provisions of the Notes or Indenture are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (i) provides that a party’s waiver of any breach of any provision of the Notes or the Indenture is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the Notes or the Indenture; (j) provides any party the right to accelerate obligations or exercise remedies without notice; (k) purports to appoint one party as trustee for an adverse party or provides for the appointment of a receiver; (l) specifies that the liability of any indemnitor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or by amendments or waivers of provisions of documents creating and governing the indemnified obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified obligations so that, in effect, a new contract has arisen between the recipient of the indemnity and the primary obligor on whose behalf the indemnity was issued; or (m) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy. In connection with any provision of the Notes or the Indenture that contains a waiver of an inconvenient forum, we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial.

(iv)          We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or forum provided for in the Notes and the Indenture.

On the basis of the foregoing, in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Notes are binding obligations of the Company.

Cooley LLP   500 Boylston Street  14th Floor   Boston, MA   02116
t: (617) 937 2445  f: (617) 937 2400  cooley.com

Uber Technologies, Inc.

September 11, 2025

Page Three

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Eric Blanchard
Eric Blanchard

Cooley LLP   500 Boylston Street  14th Floor   Boston, MA   02116
t: (617) 937 2445  f: (617) 937 2400  cooley.com